Exhibit 99.1

                   ESSENTIAL REALITY MODIFIES PROPOSED MERGER
                   ------------------------------------------
               TRANSACTION WITH ALLIANCECORNER DISTRIBUTORS INC.
               -------------------------------------------------


                   PARTIES ENTER INTO NEW BINDING TERM SHEET
                   -----------------------------------------



For Immediate Release

         Mineola, New York - February 5, 2004 - Essential Reality, Inc. ("Essential") (OTC Pink Sheets: ESSR) today announced that it has executed a binding term sheet (the "Term Sheet"), which sets forth the preliminary terms and conditions of a proposed merger transaction between Essential and AllianceCorner Distributors Inc. ("Alliance"). This Term Sheet supersedes and replaces the Letter of Intent dated November 6, 2003. As proposed, the shareholders of Alliance would exchange their shares of capital stock in Alliance for shares of common stock of Essential.

         The consummation of the transaction is contingent on a number of factors, including but not limited to, the completion of due diligence and the execution of a definitive agreement. There can be no assurance that the merger will be consummated or, if consummated, that it will be consummated on the terms set forth in the Term Sheet.

About AllianceCorner Distributors, Inc

         AllianceCorner Distributors Inc. is a wholesale distributor of interactive video games and gaming products, including software, hardware and accessories. Alliance provides resellers with quality, name brand products at competitive prices, with the utmost in customer service and support. Alliance is able to supply products in a timely, cost effective manner from its warehouse and from its showroom/daily shipping facility located in College Point, NY.

About Essential Reality

         Essential Reality, based in Mineola, NY was founded with the goal of becoming a leader in the design, development and integration of revolutionary tracking and sensory technologies. With its initial product - the P5(TM) - Essential Reality focused on developing, manufacturing and distributing a next-generation 3-D peripheral for the PC/Mac, console gaming and professional user communities. A USB based product, the first generation P5(TM) is designed for compatibility with the Microsoft Windows 98 operating system and higher, as well as Mac OS 9 and below.

         For more information about Essential Reality, as well as the P5(TM), please visit www.essentialreality.com or contact:

David Devor, VP Sales & Marketing
Essential Reality, Inc.
ddevor@essentialreality.com
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Safe Harbor

         Certain of the above statements contained in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with the Company's future growth and operating results, the uncertainty associated with obtaining sufficient financing, consummating the merger transaction, the uncertainty of market acceptance of Essential's products, technological change, competitive factors and general economic conditions. Except as otherwise required to be disclosed in periodic reports required to be filed by companies registered under the Exchange Act by the rules of the Securities and Exchange Commission, the Company has no duty and undertakes no obligation to update such statements.